EXHIBIT 99.2

AZZ Third Quarter – Fiscal Year 2007

January 5, 2007

AZZ incorporated Reports Year-To-Date and Third Quarter Results of Fiscal–Year 2007

For the nine months when compared to the prior year – Revenues Increase 32%, Net Income up 180%, Earnings per share Increase 167% and Backlog is up 22%

Contact:	Dana Perry, Senior Vice President – Finance and CFO

AZZ incorporated 817-810-0095

Internet: www.azz.com

Lytham Partners 602-889-9700

Joe Dorame or Robert Blum

Internet: www.lythampartners.com

January 5, 2007 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and nine-month periods ended November 30, 2006. Revenues for the third quarter increased 47 percent to $65.4 million, compared to $44.3 million for the same period last year. Net income for the third quarter increased 203 percent to $5.3 million, or $0.88 per diluted share, compared to net income of $1.7 million, or $0.30 per diluted share, in last year’s fiscal third quarter.

For the nine-month period, the Company reported revenues of $180.7 million, an increase of 32 percent compared to $136.9 million for the comparable period last year. Net income for the nine months rose 180 percent to $14.7 million, or $2.48 per diluted share, compared to $5.2 million, or $0.93 per diluted share for the comparable nine-month period last year.

Backlog at the end of the third quarter was $101.0 million versus $83.1 million at November 30, 2005, an increase of 22 percent. Backlog at the end of the second quarter was $98.7 million. Incoming orders for the third quarter totaled $67.7 million while shipments totaled $65.4 million resulting in a book to ship ratio of 104 percent. For the first nine months, orders totaled $207.9 million while shipments totaled $180.7 million, resulting in a year-to-date book to ship ratio of 115 percent. Incoming orders for the first nine months increased 34 percent when compared to the same period a year ago.

Revenues for the Electrical and Industrial Products Segment increased 24 percent to $35.8 million for the third quarter, compared to $28.8 million in the previous year’s third quarter. Operating income for this segment was $5.1 million, compared to $2.7 million in the third quarter of last year, an increase of 91 percent. For the first nine months, revenues increased 16 percent to $103.8 million and operating income increased 104 percent to $14.4 million compared to $89.8 and $ 7.1 million, respectively, for the first nine months of the prior year.

David H. Dingus, president and chief executive officer, commented, “The results of the third quarter for this segment closely mirror those of the excellent results of the second quarter. Strong demand for our Electrical and Industrial Products Segment continued in the third quarter. New orders continued to outpace our revenue growth and were balanced across our power

AZZ Third Quarter – Fiscal Year 2007

January 5, 2007

generation, transmission and distribution, and industrial products. The continued strength of our markets has allowed us to increase our incoming order rate and continue our pricing programs designed to achieve cost recovery and improved margin levels. The leverage gained from improved volumes and improved pricing, as well as strong contribution from quick turn jobs, are all reflected in our improved operating margins. Our domestic and international quotation and inquiry activity remains strong. Based upon current quotation activity, we anticipate that for the balance of the current fiscal year, new international orders for our high voltage transmission products, and domestic orders for the power generation and industrial markets, will reflect the strongest year over year growth. Our challenge is to continue to succeed in our efforts to expand our served markets and product offerings while maintaining our targeted margin levels.”

Revenues for the Company’s Galvanizing Services Segment increased 91 percent to $29.6 million for the third quarter, compared to $15.5 million in the previous year’s comparable quarter. Operating income for this segment was $8.6 million, compared to $2.8 million in the same quarter last year, an increase of 208 percent. For the first nine months of fiscal 2007, revenues increased 63 percent to $76.9 million, and operating income increased 157 percent to $23.7 million, compared to $47.1 and $9.2 million, respectively, for the first nine months of the prior year. Year-to-date revenues for this segment increased 16 percent due to volume and 47 percent due to price.

Mr. Dingus continued, “After a period of relatively stable zinc pricing, we have recently seen another round of increases which has driven the cost of zinc to in excess of $2.00 per pound. This necessitated price increases for our galvanizing services, which we were successful in implementing. This, combined with the past significant price increases, has favorably impacted our revenues and income. Strong market demand has positively impacted our ability to accomplish this. While pricing is up significantly, we are most pleased that our tonnage processed for the third quarter reflected a strong 24 percent quarter over quarter growth. Our stated concern about the increased cost of galvanizing and the impact this might have on customers selecting alternatives has not materialized to date. We continue to closely monitor U.S. industrial market indicators to determine any impact upon our markets, which currently remain strong.”

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are increasing our previously issued guidance for fiscal year 2007. Our earnings are estimated to be within the range of $3.15 and $3.25 per diluted share and revenues to be within the range of $250 million to $260 million. Our estimates assume that we will not have any significant customer requested delays in the delivery of our electrical and industrial products, and that the cost of zinc will not significantly change during the balance of the fiscal year necessitating the need to further adjust our pricing for galvanizing services.”

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal 2007 at 11:00 a.m. ET on January 5, 2007. Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #4783596, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ Third Quarter – Fiscal Year 2007

January 5, 2007

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ Third Quarter – Fiscal Year 2007

January 5, 2007

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$65,361	$44,323	$180,696	$136,909
Costs and Expenses:
Cost of Sales	48,247	35,476	132,805	110,903
Selling, General and Administrative	8,738	6,138	24,539	16,766
Interest Expense	342	412	1,008	1,306
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(239)	(65)	(676)	(5)
Other (Income)	(106)	(63)	(374)	(190)
Other Expense		20		79

	$56,982	$41,918	$157,302	$128,859

Income before income taxes and accounting change	$8,379	$2,405	$23,394	$8,050
Income Tax Expense	3,135	671	8,658	2,816

Income Before Cumulative Effect of Changes in Accounting Principles	5,244	1,734	14,736	5,234
Cumulative Effect of Changes in Accounting Principles (Net of Tax)			86

Net income	$5,244	$1,734	$14,650	$5,234

Net income per share
Basic	$.90	$.31	$2.53	$0.94
Diluted	$.88	$.30	$2.48	$0.93
Diluted average shares outstanding	5,957	5,697	5,895	5,625
Segment Reporting (in thousands)
	Three Months Ended		Nine Months Ended
	November 30, 2006	November 30, 2005	November 30, 2006	November 30, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales:
Electrical and Industrial Products	$35,799	$28,803	$103,825	$89,841
Galvanizing Services	29,562	15,520	76,871	47,068

	$65,361	$44,323	$180,696	$136,909
Segment Operating Income (a):
Electrical and Industrial Products	$5,128	$2,688	$14,355	$7,054
Galvanizing Services	8,629	2,798	23,650	9,193

Total Segment Operating Income	$13,757	$5,486	$38,005	$16,247

AZZ Third Quarter – Fiscal Year 2007

January 5, 2007

Condensed Consolidated Balance Sheet

(in thousands)

	November 30, 2006	February 28, 2005
	(unaudited)	(audited)
Assets:
Current assets	$101,892	$63,451
Net property, plant and equipment	$44,292	$35,697
Other assets, net	$42,500	$41,878

Total assets	$188,684	$141,026

Liabilities and shareholders’ equity:
Current liabilities	$49,962	$35,533
Long term debt due after one year	$30,700	$14,375
Other liabilities	$4,152	$3,849
Shareholders’ equity	$103,870	$87,269

Total liabilities and shareholders’ equity	$188,684	$141,026

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Nine Months Ended
	November 30, 2006	November 30, 2005
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$7,549	$9,191
Net cash provided by (used in) investing activities	$(19,743)	$(4,011)
Net cash provided by (used in) financing activities	$12,084	$(4,289)

Net increase (decrease) in cash and cash equivalents	$(110)	$891
Cash and cash equivalents at beginning of period	$1,259	$517

Cash and cash equivalents at end of period	$1,149	$1,408

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